UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 3, 2013

Marriott Vacations Worldwide Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35219	45-2598330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6649 Westwood Blvd., Orlando, FL	32821
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (407) 206-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 6, 2013, Marriott Vacations Worldwide Corporation (the “Company”) and certain of its subsidiaries entered into Omnibus Amendment No. 2 (the “Amendment”) to certain of the agreements associated with the $250 million warehouse credit facility that the Company and certain of its subsidiaries amended and restated in September 2012 (as amended by the Amendment, the “Warehouse Credit Facility”), including (1) the Amended and Restated Sale Agreement, dated as of September 1, 2012 (as amended by the Amendment, the “Sale Agreement”), by and between MORI SPC Series Corp., a subsidiary of the Company (“MORI SPC”), and Marriott Vacations Worldwide Owner Trust 2011-1, as issuer (the “Trust”), and (2) the Second Amended and Restated Indenture and Servicing Agreement, dated as of September 1, 2012 (as amended by the Amendment, the “Indenture”), among the Trust, as issuer, Marriott Ownership Resorts, Inc., a subsidiary of the Company (“MORI”), as servicer, and Wells Fargo Bank, National Association, as indenture trustee (the “Trustee”) and as back-up servicer.

The Warehouse Credit Facility allows for the securitization of vacation ownership notes receivable on a non-recourse basis. Pursuant to the Sale Agreement, from time to time, MORI SPC will sell to the Trust vacation ownership notes receivable that it purchases from MORI. Pursuant to the Indenture, the Trust will pledge such vacation ownership notes receivable to the Trustee to secure notes issued by the Trust. The advance rate for vacation ownership notes receivable securitized using the Warehouse Credit Facility varies based on the characteristics of the securitized vacation ownership notes receivable. As a result of the Amendment, the revolving period for the Warehouse Credit Facility has been extended to September 5, 2015. In addition, borrowings under the Warehouse Credit Facility will bear interest at a rate based on the one-month LIBOR and bank conduit commercial paper rates plus 1.2 percent per annum and are generally limited at any point to the sum of the products of the applicable advance rates and the eligible notes receivable at such time. The Company will also owe unused facility and other fees under the Warehouse Credit Facility. The advance rate for vacation ownership notes receivable securitized using the Warehouse Credit Facility will vary based on the characteristics of the securitized vacation ownership notes receivable. The Amendment also expands the eligibility for certain collateral by permitting some notes receivable from domestic borrowers with low or no credit scores to be securitized through the Warehouse Credit Facility. Other terms of the Warehouse Credit Facility are substantially similar to those in effect prior to the execution of the Amendment.

In addition to the amendments described above, the Amendment also includes certain modifications intended to comply with provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and A Global Regulatory Framework for More Resilient Banks and Banking Systems developed by the Basel Committee on Banking Supervision, initially published in December 2010 (referred to as “Basel III”).

Wells Fargo Bank, National Association, also serves as the trustee and, in some cases, the back-up servicer with respect to certain other transactions involving the securitization of vacation ownership notes receivable undertaken by the Company’s subsidiaries. In addition, from time to time, the financial institutions that provide funding to the Company pursuant to the Warehouse Credit Facility or their affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its affiliates for which they have received, and will receive, customary fees and expenses. In particular, these financial institutions or their affiliates are party to the Company’s revolving corporate credit facility and may also have participated in transactions involving the securitization of vacation ownership notes receivable undertaken by the Company’s subsidiaries.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 3, 2013, Deborah M. Harrison notified the Company of her resignation from the Board of Directors of the Company (the “Board”), effective September 7, 2013. As a result of Ms. Harrison’s resignation, the Board reduced the size of the Board from nine to eight members effective September 7, 2013.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit 10.1	Omnibus Amendment No. 2, dated September 6, 2013, among Marriott Vacations Worldwide Corporation, Marriott Ownership Resorts, Inc. and the other parties named therein to, among other agreements, the Second Amended and Restated Indenture and Servicing Agreement and the Amended and Restated Sale Agreement filed as Exhibit 10.25 and Exhibit 10.26, respectively, to the Company’s Annual Report on Form 10-K filed on February 22, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRIOTT VACATIONS WORLDWIDE CORPORATION
(Registrant)

Date: September 9, 2013	By:	/s/ John E. Geller, Jr.
	Name:	John E. Geller, Jr.
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Omnibus Amendment No. 2, dated September 6, 2013, among Marriott Vacations Worldwide Corporation, Marriott Ownership Resorts, Inc. and the other parties named therein to, among other agreements, the Second Amended and Restated Indenture and Servicing Agreement and the Amended and Restated Sale Agreement filed as Exhibit 10.25 and Exhibit 10.26, respectively, to the Company’s Annual Report on Form 10-K filed on February 22, 2013.